As filed with the U.S. Securities and Exchange Commission on July 13, 2020.

Registration No. 333-239032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAT Brands Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5812	82-1302696
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9720 Wilshire Blvd., Suite 500
Beverly Hills, California 90212
(310) 319-1850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew A. Wiederhorn

Chief Executive Officer

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, California 90212

(310) 319-1850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allen Z. Sussman, Esq. Loeb & Loeb LLP 10100 Santa Monica Blvd. Los Angeles, California 90067 Tel: (310) 282-2000	Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 Tel: 917-512-0827

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-239032) of FAT Brands Inc. is being filed solely to file Exhibit 5.1 to this Registration Statement, as indicated in “Part II – Item 16 Exhibits”. Other than the addition of this exhibit and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Amount to be paid
SEC registration fee	$1,492.70
FINRA filing fee	2,225.00
NASDAQ listing fee	5,000.00
Printing and engraving expenses	5,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	25,000.00
Transfer agent and registrar fees and expenses	5,000.00
Total	$93,717.70

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon completion of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

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Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restsated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Series B Preferred Stock and Warrants being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 13th day of July, 2020.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew A. Wiederhorn and Rebecca D. Hershinger, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. Wiederhorn	Chief Executive Officer and Director (Principal Executive Officer)	July 13, 2020
Andrew A. Wiederhorn

/s/ Rebecca D. Hershinger	Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2020
Rebecca D. Hershinger

*	Chairman of the Board of Directors	July 13, 2020
Edward H. Rensi

*	Director	July 13, 2020
Squire Junger

*	Director	July 13, 2020
James Neuhauser

* By:	/s/ Andrew A. Wiederhorn
Attorney-in-fact

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EXHIBIT INDEX

Exhibit		Incorporated By Reference to			Filed
Number	Description	Form	Exhibit	Filing Date	Herewith
1.1	Form of Underwriting Agreement (including form of Representative’s Warrant Agreement) (revised) (*)
3.1	Amended and Restated Certificate of Incorporation of the Company, effective October 19, 2017.	10-Q	3.1	12/04/2017
3.2	Bylaws of the Company, effective May 21, 2017	1-A	3.2	09/27/2017
3.3	Certificate of Designation of Rights and Preferences of Series A Fixed Rate Cumulative Preferred Stock	8-K	3.1	06/13/2018
3.4	Certificate of Designation of Rights and Preferences of Series A-1 Fixed Rate Cumulative Preferred Stock	8-K	3.1	07/10/2018
3.5	Certificate of Amendment of Certificate of Designation of Series A Fixed Rate Cumulative Preferred Stock	8-K	3.1	02/28/2019
3.6	Certificate of Amendment of Certificate of Designation of Series A-1 Fixed Rate Cumulative Preferred Stock	8-K	3.2	02/28/2019
3.7	Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock	8-K	3.1	10/09/2019
3.8	Form of Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock, to be effective upon completion of this offering. (*)
4.1	Warrant to Purchase Common Stock, dated October 20, 2017, issued to Tripoint Global Equities, LLC.	10-Q	4.1	12/04/2017
4.2	Warrant to Purchase Common Stock, dated June 7, 2018, issued to Trojan Investments, LLC	10-Q	4.1	08/15/2018
4.3	Warrant to Purchase Common Stock, dated June 27, 2018, issued to Fog Cutter Capital Group, Inc.	10-Q	4.2	08/15/2018
4.4	Form of Warrants to Purchase Common Stock, dated July 3, 2018, issued to sellers of Hurricane AMT, LLC	8-K	4.1	07/10/2018
4.5	Warrant to Purchase Common Stock, dated July 3, 2018, issued to FB Lending, LLC	8-K	4.2	07/10/2018
4.6	Base Indenture, dated March 6, 2020, by and between FAT Brands Royalty I, LLC, and UMB Bank, N.A., as trustee and securities intermediary.	8-K	4.1	03/12/2020
4.6.1	Series 2020-1 Supplement to Base Indenture, dated March 6, 2020, by and between FAT Brands Royalty I, LLC, and UMB Bank, N.A., as trustee.	8-K	4.2	03/12/2020
4.7	Warrant Agency Agreement, dated October 3, 2019 (including form of Warrant Certificate)	8-K	10.2	10/09/2019
4.8	Form of Warrant Agency Agreement (including form of Warrant Certificate), to be effective upon completion of this offering. (revised) (*)
5.1	Opinion of Loeb & Loeb LLP				X
10.1	Tax Sharing Agreement, dated October 20, 2017, between the Company and Fog Cutter Capital Group Inc.	10-Q	10.2	12/04/2017
10.2	Voting Agreement, dated October 20, 2017, between the Company and Fog Cutter Capital Group Inc.	10-Q	10.3	12/04/2017
10.3	Form of Indemnification Agreement, dated October 20, 2017, between the Company and each director and executive officer.	1-A	6.3	09/06/2017
10.4	2017 Omnibus Equity Incentive Plan	1-A	6.1	09/27/2017
10.5	Office Lease, dated November 10, 2016, by and among Duesenberg Investment Company, LLC, Fatburger North America, Inc., Fog Cutter Capital Group Inc., and Fatburger Corporation	1-A	6.2	09/06/2017

*	Previously filed.

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10.6	Registration Rights Agreement, dated June 7, 2018, with Trojan Investments, LLC	8-K	10.2	06/13/2018
10.7	Investor Rights and Voting Agreement, dated June 7, 2018, with Trojan Investments, LLC	8-K	10.3	06/13/2018
10.8	Form of Registration Rights Agreement, dated July 3, 2018, by and between the Company and the Sellers under the Amended and Restated Membership Interest Purchase Agreement	8-K	10.1	07/10/2018
10.9	Management Agreement, dated March 6, 2020, by and among FAT Brands Inc., FAT Brands Royalty I, LLC, each of the Franchise Entities, and the Trustee.	8-K	10.2	03/12/2020
10.10	Intercompany Revolving Credit Agreement, dated April 24, 2020, by and between FAT Brands Inc. and Fog Cutter Capital Group, Inc.	10-K	10.11	04/28/2020
10.11	Amended and Restated Office Lease, dated November 18, 2019, by and among Duesenberg Investment Company, LLC, Fatburger North America, Inc., Fog Cutter Capital Group Inc., and Fatburger Corporation	10-K	10.12	04/28/2020
21.1	Significant Subsidiaries of Registrant	10-K	21.1	04/28/2020
23.1	Consent of Squar Milner LLP, Independent Registered Public Accounting Firm (*)
23.2	Consent of Hutchinson and Bloodgood LLP, Independent Registered Public Accounting Firm (*)
23.3	Consent of Loeb & Loeb LLP (included within the opinion filed as Exhibit 5.1)
23.4	Power of Attorney (included on the signature page to this Registration Statement)

*	Previously filed.

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